UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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JAMES RIVER GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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300 Meadowmont Village Circle, Suite 333

Chapel Hill, North Carolina 27517

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 17, 2007

Dear Stockholder:

The 2007 Annual Meeting of Stockholders of James River Group, Inc. will be held on Thursday, May 17, 2007 at 10:00 a.m., Eastern time, at the offices of Bryan Cave LLP, 1290 Avenue of the Americas, 35th Floor, New York, New York 10104 for the following purposes:

1.	To elect two Class II directors for a three-year term expiring in 2010;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2007; and

3.	To transact other business as may properly come before the meeting or any postponement or adjournment thereof.

The Board of Directors has designated the close of business on April 9, 2007 as the record date for determining those stockholders who are entitled to notice of, and to vote at, the Annual Meeting.

A list of such stockholders will be available for inspection by any stockholder for any purpose germane to the meeting at the meeting and for a period of ten days prior to the date of the meeting during ordinary business hours at our principal executive offices at 300 Meadowmont Village Circle, Suite 333, Chapel Hill, North Carolina 27517.

All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend the meeting in person, please mark, sign and date the enclosed proxy promptly and return it in the envelope provided. No postage is required if the proxy card is mailed in the United States. Stockholders who are present at the Annual Meeting may withdraw their proxy and vote in person if they so desire.

By Order of the Board of Directors,

Judy D. Young
Secretary

Chapel Hill, North Carolina

April 13, 2007

TABLE OF CONTENTS

Proxy Statement	1
General Information Regarding Annual Meeting	1
Proposal 1 – Election of Directors	3
Security Ownership of Certain Beneficial Owners and Management	5
Corporate Governance	7
Executive Compensation	10
Compensation Discussion and Analysis	10
Compensation Committee Report	13
Certain Relationships and Transactions with Related Persons	21
Section 16(a) Beneficial Ownership Reporting Compliance	22
Report of the Audit Committee	22
Proposal 2 – Ratification of Independent Registered Public Accounting Firm	23
Principal Accounting Firm Fees and Services	23
Stockholder Proposals for 2008 Annual Meeting	24
Other Matters	24

300 Meadowmont Village Circle, Suite 333

Chapel Hill, North Carolina 27517

2007 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

This proxy statement is furnished to stockholders of James River Group, Inc., a Delaware corporation (the Company or James River) in connection with the solicitation of proxies by the Board of Directors of the Company. The proxies being solicited will be voted at the 2007 Annual Meeting of Stockholders (the Annual Meeting), to be held on Thursday, May 17, 2007 at 10:00 a.m., Eastern time, at the offices of Bryan Cave LLP, 1290 Avenue of the Americas, 35th Floor, New York, New York 10104, or at any postponement or adjournment thereof, for the purpose of voting on proposals as set forth herein as well as other business matters which may arise. This proxy statement and the accompanying proxy card will first be mailed to stockholders on or about April 13, 2007.

GENERAL INFORMATION REGARDING ANNUAL MEETING

Record Date

Stockholders of record at the close of business on April 9, 2007 are entitled to notice of and to vote at the Annual Meeting. On the record date, there were approximately 15,136,208 shares of the Company’s common stock outstanding, and each such share is entitled to one vote on each matter submitted to a vote at the Annual Meeting.

Quorum Requirements

A quorum is required to conduct the Annual Meeting. A majority of the outstanding shares entitled to vote must be present in person or by proxy at the Annual Meeting in order for a quorum to exist. Abstentions and broker non-votes count as present and voting for purposes of determining a quorum. A broker non-vote occurs when a broker returns a proxy card but does not vote on one or more matters because the broker does not have the authority to do so without instructions from the beneficial owner. Shares represented by proxies that are marked WITHHOLD with respect to the election of directors will be counted as present in determining whether there is a quorum.

Vote Requirements

If a quorum is present at the Annual Meeting, the following vote is required for approval of each matter to be voted on:

Election of Directors – A plurality of the shares entitled to vote and present in person or by proxy at the Annual Meeting must be voted FOR a director nominee. “Plurality” means that the nominees who receive the largest number of votes cast are elected as director up to the maximum number of directors to be elected at the Annual Meeting. Consequently, proxies marked WITHHOLD and broker non-votes will have no impact on the election of directors.

Ratification of Appointment of Ernst & Young LLP - A majority of the shares entitled to vote and present in person or by proxy at the Annual Meeting must be voted FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2007. Proxies marked ABSTAIN and broker non-votes will have the practical effect of voting against this proposal.

Your Proxy

Whether or not you are able to personally attend the Annual Meeting, you are encouraged to vote your shares by completing, signing and returning the enclosed proxy card. Any stockholder giving a proxy has the power to revoke the proxy, or change the proxy, at any time before the proxy is voted at the Annual Meeting by (i) sending another properly executed proxy bearing a later date or a written notice of revocation of the proxy to Secretary, James River Group, Inc., 300 Meadowmont Village Circle, Suite 333, Chapel Hill, North Carolina 27517 or (ii) voting in person at the Annual Meeting.

Shares represented by properly executed proxy cards received by the Company prior to the Annual Meeting, and not revoked prior to the Annual Meeting, will be voted at the Annual Meeting as directed in the signed proxy. If no directions are specified, such proxies will be voted FOR each of the proposals and in the best judgment of the proxy holders as to other matters that may properly come before the Annual Meeting.

If your shares are held in the name of a bank or brokerage firm, your bank or broker will send you a separate package describing the procedures and options for voting your shares. You should follow the instructions provided by your bank or brokerage firm. If you do not instruct your broker how to vote, your broker will vote your shares for you at his or her discretion on routine matters such as the election of directors and ratification of the independent registered public accounting firm.

Attending the Annual Meeting

You are invited to attend the Annual Meeting. All stockholders, including holders of record, must present a form of personal identification in order to be admitted to the Annual Meeting. If your shares are held in the name of a bank or broker, you must also present proof of your share ownership such as a bank or brokerage account statement.

Cost of Proxy Solicitation

The Company will bear the entire cost of this proxy solicitation. Brokers, custodians, nominees and other fiduciaries may be reimbursed by the Company for normal handling charges incurred for forwarding proxy materials to beneficial owners. Solicitation of proxies may be made by mail, personal interview, telephone or facsimile by directors, officers and other management employees of the Company, who will receive no additional compensation for such services.

Stockholders Sharing the Same Address

To reduce the expense of delivering duplicate proxy solicitation materials, the Company and some brokers may take advantage of the Securities and Exchange Commission’s “householding” rules. These householding rules permit the delivery of only one set of proxy solicitation materials to stockholders who share the same address, unless otherwise requested. Any stockholder of record who shares an address with another stockholder of record and who has received only one set of proxy solicitation materials may receive a separate copy of those materials, without charge, upon written request addressed to: Secretary, James River Group, Inc., 300 Meadowmont Village Circle, Suite 333, Chapel Hill, North Carolina 27517.

PROPOSAL 1 – ELECTION OF DIRECTORS

The Board of Directors currently consists of 11 members divided into three classes, with each director elected to serve a three-year term. Two Class II directors will be elected at the Annual Meeting, each to serve for a three-year term ending with the 2010 annual meeting of stockholders and until the election and qualification of his successor, or until his earlier death, resignation or removal. The Board of Directors has passed a resolution providing that, following the 2007 Annual Meeting, the Board of Directors will consist of ten members divided into three classes. Upon recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated Messrs. Matthew Bronfman and John T. Sinnott for election as Class II directors at the Annual Meeting. Proxies cannot be voted for more than two director nominees.

Each of the director nominees is standing for re-election to the Board of Directors in his current Class and has consented to serve for a new term. The Board of Directors does not contemplate that any of the nominees will be unable to stand for election, but should any nominee become unable to serve or for good cause will not serve, all proxies (except proxies marked to the contrary) will be voted for the election of a substitute nominee as our Board of Directors may recommend.

In connection with certain equity offerings, we previously entered into a stockholders’ agreement, as amended, which directed the voting of shares for our Board of Directors. This agreement terminated simultaneously with our initial public offering in August 2005. Pursuant to the agreement, Messrs. Sinnott and Zerbib were appointed as directors by Trident II, L.P., Mr. Tabor was appointed by HRWCP 1, L.P., Mr. Bronfman was appointed by JRG Seven, LLC and Messrs. Colner, Fleishman and Wright were appointed by holders of our previously outstanding Series A convertible preferred stock other than Trident II, L.P. The agreement also provided that Mr. Abram would remain a director so long as he served as an officer of or held shares of the Company.

CLASS II DIRECTOR NOMINEES

Matthew Bronfman, Director since June 2003, Age 47. Since 2000, Mr. Bronfman has served as a Managing Director of ACI Capital, a private equity firm specializing in middle market acquisitions. Mr. Bronfman is Chairman of Discount Bank Corp.

John T. Sinnott, Director since June 2003, Age 67. Mr. Sinnott joined Marsh & McLennan Companies, Inc. in 1963 and, until his retirement in 2003, held various positions at Marsh, Inc. and its predecessors including Chief Executive Officer and Chairman of the Board. From 2003 to July 2005, Mr. Sinnott served as a Senior Advisor to Marsh & McLennan. From July 2005 to December 2006, Mr. Sinnott served as Vice Chairman, Office of the Chief Executive Officer of Marsh & McLennan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE ABOVE-NAMED NOMINEES FOR DIRECTOR.

CLASS I CONTINUING DIRECTORS

Alan N. Colner, Director since January 2003, Age 52. Since 2001, Mr. Colner has been a partner with Compass Advisors, LLP, an international investment banking firm. From 1996 to 2000, Mr. Colner served as Managing Director, Private Equity Investments at Moore Capital Management, Inc., a private investment advisor.

Dallas W. Luby, Director since September 2003, Age 67. Mr. Luby retired from General Reinsurance Corporation in 2000. During his 37 year career with General Reinsurance Corporation, Mr. Luby held several senior positions, including Senior Vice President-Chief Underwriting Officer; Executive Vice President-Chief Marketing Officer North America and Executive Report for Claims Department; and Chairman, Chief Executive Officer and President of Herbert Clough (now known as General Re Intermediaries Corporation).

A. Wellford Tabor, Director since June 2003, Age 38. Mr. Tabor is a Partner of Wachovia Capital Partners, LLC, the private equity arm of Wachovia Corporation, which he joined in 2000. Prior to that time, he was a director of the Beacon Group, an investment and advisory firm. He is currently a director of Concho Oil & Gas Corp.

Nicolas D. Zerbib, Director since April 2005, Age 35. Mr. Zerbib is a Principal of Stone Point Capital LLC, a private equity firm, which was formed to acquire the private equity business of MMC Capital, Inc., a firm he joined in 1998.

CLASS III CONTINUING DIRECTORS

J. Adam Abram, Director since our inception in September 2002, Age 51. Mr. Abram has served as President, Chief Executive Officer and director of James River since our inception. In 1992, Mr. Abram founded Front Royal, Inc., an insurance holding company for which he served as Chief Executive Officer until it was sold in 2001. Prior to founding Front Royal, Inc., Mr. Abram founded and served as President of Adaron Group, Inc., a developer of approximately two million square feet of commercial property in North Carolina.

Joel L. Fleishman, Director since January 2003, Age 72. Mr. Fleishman has been a professor at Duke University Law School since 1971. From September 1993 to June 2001, Mr. Fleishman served as President of Atlantic Philanthropies and subsequently served as a Senior Advisor to Atlantic until June 2003. Mr. Fleishman also serves on the boards of Boston Scientific Corporation and Polo Ralph Lauren Corporation.

Richard W. Wright, Director since January 2003, Age 72. Mr. Wright is President of The Wright Group, Inc., a consulting firm he founded in 1992. From 1993 to 1996, Mr. Wright was a consultant for Jefferson Pilot Corporation on strategic planning and operational matters related to acquisitions. From 1993 to 1995, Mr. Wright was a special consultant to the Insurance Commissioner of Kentucky regarding the Kentucky Central Life Insurance Company. Mr. Wright is also currently the Vice Chairman of the Board of Directors of First Capital Bank in Glen Allen, Virginia, which he founded in 1999.

James L. Zech, Director since January 2003, Age 49. Since 1995, Mr. Zech has been President of High Ridge Capital, LLC, a private equity investment company. In October 2005, Mr. Zech became an Investment Manager for Northaven Management, Inc., an investment management company. He is currently a director of Max Re Capital Ltd. and Eastern Insurance Holdings, Inc.

CLASS II DEPARTING DIRECTOR

Michael H. Steinhardt, Director since January 2003, Age 66. Since 1968, Mr. Steinhardt has been the Chairman and President of Steinhardt Management Co., Inc., an investment management company. Since 1993, Mr. Steinhardt has been Controls General Partner of Steinhardt Realty Partners, LP. Mr. Steinhardt will not stand for re-election at the Company’s 2007 Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of March 15, 2007 by: (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding common stock; (ii) each director and each director nominee; (iii) each named executive officer; and (iv) all executive officers and directors as a group. There were 15,136,208 shares of common stock outstanding as of March 15, 2007.

For purposes of the table below, shares of common stock subject to options and warrants that are currently exercisable or exercisable within 60 days of March 15, 2007 are considered outstanding and beneficially owned by the person holding the options or warrants for the purposes of computing beneficial ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. To our knowledge, except as indicated in the footnotes to this table and subject to applicable community property laws, where applicable, the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Unless otherwise stated, the business address for each person below is 300 Meadowmont Village Circle, Suite 333, Chapel Hill, North Carolina 27517.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class

Trident II, L.P. and related parties (1)	2,874,282	19.0%
c/o Maples & Calder Ugland House, Box 309 South Church Street Georgetown, Grand Cayman Cayman Islands
HRWCP 1, L.P. and related parties (2)	2,501,032	16.5%
5405 2 Morgan Hill Road South Woodstock, VT 05071
JRG Seven, LLC and related parties (3)	1,752,503	11.6%
c/o Holtz Rubenstein Remnick LLP 1430 Broadway, 17th Floor New York, NY 10018
Beck, Mack and Oliver LLC (4)	1,001,950	6.6%
360 Madison Avenue New York, NY 10017
Federated Investors, Inc. (5)	827,700	5.5%
Federated Investors Tower Pittsburgh, PA 15222
J. Adam Abram (6)	1,058,825	6.8%
Matthew Bronfman (3)	1,752,503	11.6%
Alan N. Colner (7)	107,074	*
Gregg T. Davis (8)	25,400	*
Joel L. Fleishman (9)	32,437	*
Michael P. Kehoe (10)	252,499	1.6%
Dallas W. Luby (11)	45,362	*
C. Kenneth Mitchell (12)	113,668	*
Michael T. Oakes (13)	225,344	1.5%
John T. Sinnott (14)	20,362	*
Michael H. Steinhardt (15)	239,580	1.6%
A. Wellford Tabor	–	–
Richard W. Wright (16)	73,236	*
James L. Zech (17)	2,414,393	15.9%
Nicolas D. Zerbib (18)	–	–
Directors and executive officers as a group	6,435,589	39.8%
(16 persons)

* Less than one percent.

(1) Based solely on the Form 13G/A filed by Trident II, L.P. on February 6, 2007 as of December 31, 2006, includes (1) 2,763,082 shares of common stock held by Trident II, L.P. (Trident II); (ii) 32,791 shares of common stock held by Marsh & McLennan Capital Professionals Fund, L.P. (Trident PF); and (iii) 75,379 shares of common stock held by Marsh & McLennan Employees’ Securities Company, L.P. (Trident ESC and, together with Trident II and Trident PF, the Trident II Funds). Also includes 3,030 shares of common stock held by Stone Point Capital LLC (Stone Point). The sole general partner of Trident II is Trident Capital II, L.P. (Trident II GP) and the general partners of Trident II GP are four single member limited liability companies, each of which is owned by a member of Stone Point (Charles Davis, Meryl Hartzband, James Carey and David Wermuth). Each of these single member limited liability companies disclaims beneficial ownership of securities that are, or may be deemed to be, beneficially owned by Trident II or Trident II GP. The sole general partner of Trident PF is Stone Point GP Ltd., a company controlled by the members of Stone Point. Although Trident ESC is not managed or controlled by Stone Point or any of its members, Trident ESC has entered into an agreement with Trident II and Trident PF, pursuant to which Trident ESC has agreed to dispose of its investment in our company in coordination with Trident II and Trident PF. Trident II disclaims beneficial ownership of securities that are, or may be deemed to be, beneficially owned by Trident ESC and Trident PF. The manager of Trident II and Trident PF is Stone Point, and the members of Stone Point are Charles Davis, Meryl Hartzband, James Carey, David Wermuth and Nicolas Zerbib. Each of Stone Point, Charles Davis, Meryl Hartzband, James Carey, David Wermuth and Nicolas Zerbib disclaims beneficial ownership of any securities that are, or may be deemed to be, beneficially owned by Trident II, Trident ESC and Trident PF.

(2) Based solely on the Form 13G/A filed by HRWCP 1, L.P. on January 18, 2007 as of December 31, 2006, includes 276,753 shares of common stock held by High Ridge Capital Partners II, L.P., 1,883,590 shares of common stock held by HRWCP 1, L.P., 129,960 shares of common stock held by Mr. Zech and 86,639 shares of common stock held by Liberty Street Partners L.P. The general partner of HRWCP 1, L.P. is High Ridge GP Holdings, LLC. Steven J. Tynan and James L. Zech are the managers of High Ridge GP Holdings, LLC. Long Trail Ventures owns 100% of the equity interest in High Ridge GP Holdings, LLC. Liberty Street Partners, L.P. and Mr. Zech own 100% of the equity interest in Long Trail Ventures, LLC. The general partner of Liberty Street Partners, L.P. is Liberty Street Corp. Mr. Tynan owns an equity interest in Liberty Street Corp. High Ridge GP II, LLC is the general partner of High Ridge Capital Partners II, L.P. Mssrs. Tynan and Zech are the managers of High Ridge GP II, LLC. Also includes options to purchase 9,090 shares of common stock held by Mr. Zech. Also includes an additional 115,000 shares of common stock for which Mr. Zech shares voting and investment power held by four private investment funds for which Northaven Management, Inc. (Northaven) acts as the investment manager. Mr. Zech is an executive employee of Northaven and has a profit participation interest in Northaven.

(3) Based solely on the Form 13G/A filed by JRG Seven, LLC on February 13, 2007 as of December 31, 2006, includes 87,854 shares of common stock held by Bronfman Associates III, 1,632,688 shares of common stock held by JRG Seven, LLC, 14,371 shares of common stock held by Mr. Bronfman and 6,500 shares of common stock held by Matthew Bronfman Long Term Trust. Also includes options to purchase 9,090 shares of common stock held by Mr. Bronfman and 2,000 shares of common stock held by Mr. Bronfman’s wife. Mr. Bronfman is the indirect majority owner of Bronfman Associates III and the manager of JRG Seven, LLC.

(4) Based solely on the Form 13G filed on January 26, 2006 by Beck, Mack & Oliver LLC (Beck) as of December 31, 2005, includes 1,001,950 shares of common stock, of which Beck has sole voting power with respect to 923,550 shares and sole dispositive power with respect to 1,001,950 shares of common stock.

(5) Based solely on the Form 13G filed on February 13, 2007 by Federated Investors, Inc. (Federated) as of December 31, 2006, includes 827,700 shares of common stock, of which Federated has sole voting and dispositive power.

(6) Includes 375,858 shares of common stock, warrants to purchase 87,500 shares of common stock and options to purchase 426,441 shares of common stock held by Mr. Abram. Also includes 127,009 shares of common stock held by Abram Investments, LLC. Also includes 42,017 shares of common stock held by Mr. Abram’s mother, Jane M. Abram, for which Mr. Abram holds power of attorney.

(7) Includes 97,984 shares of common stock and options to purchase 9,090 shares of common stock.

(8) Includes 14,150 shares of common stock and options to purchase 11,250 shares of common stock.

(9) Includes 22,347 shares of common stock and 9,090 options to purchase common stock held by Mr. Fleishman. Also includes 1,000 shares of common stock held by the Joel L. Fleishman Revocable Trust.

(10) Includes 64,777 shares of common stock and options to purchase 187,722 shares of common stock.

(11) Includes 25,000 shares of common stock and options to purchase 9,090 shares of common stock held by Mr. Luby. Also includes 11,272 shares of common stock held by Mayfair I, LLC. Mr. Luby is the manager of Mayfair I, LLC.

(12) Includes 24,918 shares of common stock, warrants to purchase 26,250 shares of common stock and options to purchase 62,500 shares of common stock.

(13) Includes 146,469 shares of common stock and options to purchase 78,875 shares of common stock.

(14) Includes 11,272 shares of common stock held jointly by Mr. Sinnott and his wife and options to purchase 9,090 shares of common stock held by Mr. Sinnott.

(15) Includes 230,490 shares of common stock and options to purchase 9,090 shares of common stock.

(16) Includes 64,146 shares of common stock and options to purchase 9,090 shares of common stock.

(17) Based solely on the Form 13G/A filed by HRWCP 1, L.P. on January 18, 2007 as of December 31, 2006, includes 276,753 shares of common stock held by High Ridge Capital Partners II, L.P.; 1,883,590 shares of common stock held by HRWCP 1, L.P.; and 115,000 shares of common stock held by four private investment funds for which Northaven acts as the investment manager. Mr. Zech is an executive employee of Northaven and has a profit participation interest in Northaven. Also includes 129,960 shares of common stock and options to purchase 9,090 shares of common stock held by Mr. Zech. See footnote (2).

(18) Mr. Zerbib is a Principal of Stone Point, the manager of the Trident II and Trident PF. Mr. Zerbib disclaims beneficial ownership of all stock that is, or may be deemed to be, beneficially owned by the Trident II Funds. See footnote (1).

CORPORATE GOVERNANCE

BOARD OF DIRECTORS

Our Board of Directors currently consists of 11 directors divided into three classes, with each director serving a three-year term and one class being elected at each annual meeting of stockholders. There are currently four directors in Class I (term expiring in 2009), three directors in Class II (term expiring in 2007) and four directors in Class III (term expiring in 2008). The Board of Directors has passed a resolution providing that, following the 2007 Annual Meeting, the Board of Directors will consist of ten directors divided into three classes, of which there will be two Class II directors.

There are four standing committees of the Board of Directors: Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Investment Committee. Copies of the charters for the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are available under “Investor Relations –Corporate Governance” on our website at www.James-River-Group.com. Each of these committees (other than the Investment Committee on which Mr. Abram serves) is composed entirely of directors determined to be, in the judgment of the Board, independent under the rules of the NASDAQ Global Market.

During 2006, the Board of Directors met four times. All incumbent directors attended 75% or more of the meetings of the Board of Directors or the committees of the Board on which they served. We encourage, but do not require, our directors to attend the Annual Meeting. All but one of our directors attended the 2006 Annual Meeting of Stockholders.

Stockholders wishing to communicate with the Board of Directors or with an individual Board member with respect to the Company may do so by writing to the Board or the specific Board member and mailing the correspondence to: James River Group, Inc., 300 Meadowmont Village Circle, Suite 333, Chapel Hill, North Carolina 27517.

The following table summarizes Committee membership as indicated with an “x” and the chairman of each Committee as denoted by a “c”.

	Audit Committee	Compensation Committee	Investment Committee	Nominating and Corporate Governance Committee

J. Adam Abram			x
Matthew Bronfman				x
Alan N. Colner		x	x
Joel L. Fleishman	x
Dallas W. Luby	x
John T. Sinnott			x
Michael H. Steinhardt			c
A. Wellford Tabor		x
Richard W. Wright		c		c
James L. Zech	c			x
Nicolas D. Zerbib	x			x

Following the 2007 Annual Meeting, Mr. Colner will replace Mr. Steinhardt as chairman of the Investment Committee.

The Board of Directors adopted a practice for 2006 and annually thereafter, whereby, each member of the Board of Directors, Audit Committee and Compensation Committee shall evaluate the performance of the respective Board/committee. The completed evaluations are reviewed by the respective Board/committee as well as the full Board of Directors and Nominating and Corporate Governance Committee.

AUDIT COMMITTEE

Our Board of Directors has determined that, in its judgment, each of the Audit Committee members is independent under the rules of the NASDAQ Global Market and that Mr. Zech is an “audit committee financial expert” as defined in applicable rules under the Securities Exchange Act of 1934. The Board of Directors has determined that Mr. Zech is independent notwithstanding that he does not meet the safe harbor criteria under Rule 10A-3 of the Securities Exchange Act of 1934 due to his beneficial ownership of our common stock.

The Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities relating to:

●	the integrity of our financial statements and our financial reporting process;
●	internal and external auditing and the independent registered public accounting firm’s qualifications and independence;
●	the performance of internal audit functions and our independent registered public accounting firm;
●	the integrity of our systems of internal accounting and financial controls; and
●	our compliance with legal and regulatory requirements.

In so doing, the Audit Committee is responsible for maintaining free and open communication between the committee, the independent registered public accounting firm and our management. In this role, the Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of our Company and has the power to retain outside counsel or other experts for this purpose.

The Audit Committee has direct responsibility for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The Audit Committee meets in executive session with the independent registered public accounting firm at least quarterly.

The Audit Committee is responsible for approving all transactions with related persons. Annually, the Audit Committee reviews and approves or ratifies a summary of transactions with related persons as prepared by management. To the extent any new transactions may arise during the course of the year, management discusses such transactions with the Audit Committee. All transactions with related persons in 2006 were approved or ratified by the Audit Committee. In addition, the

Audit Committee must review and ultimately pre-approve, where appropriate, all audit and non-audit engagement services to be performed by our independent registered public accounting firm. Unless a type of service to be provided by the Company’s independent auditor has received general approval, it will require specific pre-approval by the Audit Committee.

In addition, any proposed services exceeding the pre-approval fee level of $50,000 per engagement will require specific pre-approval by the Audit Committee. The Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee or his or her designee.

The Audit Committee met eight times in 2006.

COMPENSATION COMMITTEE

The Compensation Committee assists our Board of Directors with reviewing the performance of our management in achieving corporate goals and objectives and assuring that our executives are compensated effectively in a manner consistent with our strategy, competitive practice and the requirements of the appropriate regulatory bodies. Toward that end, the Compensation Committee, among other responsibilities, makes recommendations to our Board of Directors regarding director and executive officer compensation, equity-based compensation plans and executive benefit plans. The Compensation Committee also administers the Company’s incentive plans.

The Compensation Committee met six times in 2006.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Among other things, the Nominating and Corporate Governance Committee is charged with:

●	identifying individuals qualified to become board members;
●	recommending to the Board of Directors the director nominees for the next annual meeting of stockholders;
●	recommending to the Board of Directors individuals from time to time to fill vacancies on the Board of Directors; and
●	recommending a code of conduct and, if deemed appropriate by the Nominating and Corporate Governance Committee, corporate governance guidelines, to the Board of Directors.

The Nominating and Corporate Governance Committee met four times during 2006.

In identifying potential director candidates, the Nominating and Corporate Governance Committee relies on recommendations from a number of possible sources, including current directors and officers. The Committee may also hire outside consultants or search firms and may seek assistance from legal, accounting or other advisors in identifying director candidates. The Nominating and Corporate Governance Committee will also consider director candidates recommended by stockholders on the same basis as other candidates. Any stockholder wishing to recommend a candidate for consideration by the Nominating and Corporate Governance Committee to become a director nominee may do so by submitting a written recommendation to the committee in accordance with the Company’s procedures as set forth under “Stockholder Proposals for 2008 Annual Meeting”.

In evaluating a candidate for director, the Nominating and Corporate Governance Committee considers, in addition to such other criteria as appropriate under the circumstances, a candidate’s integrity, judgment, knowledge, experience, skills, expertise and viewpoints which are likely to enhance the Board of Director’s ability to manage and direct the affairs and business of the Company, including the committees of the Board. The committee also takes into account independence requirements imposed by law or regulations (including the rules of the NASDAQ Global Market) and, in the case of director candidates recommended by stockholders, may also consider the number of shares held by the recommending stockholder, the length of time that such shares have been held and the relationship, if any, between the recommending stockholder and the proposed director nominee.

CODE OF CONDUCT

We have adopted a Code of Conduct that applies to all of our directors, executive officers and other employees. A copy of our Code of Conduct may be obtained by accessing our website, www.James-River-Group.com, and selecting the “Investor

Relations – Corporate Governance” tab or by sending a written request to the Company at: Secretary, James River Group, Inc., 300 Meadowmont Village Circle, Suite 333, Chapel Hill, North Carolina 27517. Any amendment to or waiver from a provision of the Code of Ethics which applies to our directors or executive officers will be promptly disclosed on the Company’s website.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Objectives of Compensation Programs

The primary objective of the Company’s compensation program is to attract and retain key employees while aligning executive rewards with shareholder value. Accordingly, the Company’s compensation programs are designed to establish a strong link between executive pay and both Company and individual performance, and the Company’s compensation philosophy is to reward for performance.

Elements of Compensation

There are four elements of the Company’s compensation program that cover the named executive officers: (a) base salary, (b) annual cash incentives, (c) long-term, equity-based awards and (d) post-employment agreements. The Company considers each of these elements in evaluating the appropriateness of executive compensation and from time to time, may re-align one element in favor of another element. Commencing with fiscal 2006, the Compensation Committee began reviewing, among other things, the combination of each individual named executive officer’s base salary; annual cash incentives and long-term, equity incentives, individually and collectively, using a Company prepared tally sheet, in determining the best means by which such named executive officer should be incented.

Base Salary

Appropriate base salaries are a fundamental means by which the Company attracts a qualified executive to his or her respective position. In determining base salary levels, the Compensation Committee considers the size and scope of the job and the competitive market in which the Company competes for talent as well as business. To determine the competitive market pay levels, the Compensation Committee may consider several factors, including executive and Company performance, individual experience and pay levels at peer organizations as published in industry guides. Peer organizations are selected based on comparability to the Company as a result of having similar lines of business and/or based on size, as measured by market capitalization and/or assets. In addition, the Compensation Committee typically receives recommendations regarding initial base salaries from the President for salaries of named executive officers other than the President.

No less than annually, the Compensation Committee evaluates the performance of the named executive officers, existing salaries and other market data and considers the need for any adjustments to the salaries. Base salaries are typically adjusted upward in correlation to increases in the cost of living. The President generally makes recommendations for salaries of named executive officers other than the President to the Compensation Committee as to increases, if any.

Annual Cash Incentives

The goal of annual cash incentives is to reward behavior that directly reinforces the Company’s objectives and builds shareholder value. The Company believes that individuals receive greater satisfaction in receiving cash rewards when received upon reaching specific short-term objectives. The amount of cash incentives, including the cash bonus pools and individual awards, is subject to the discretion of the Board and Compensation Committee, as appropriate, and is not an entitlement. Award criteria are generally tied to the organization’s business objectives of generating returns on average equity of 15% or greater and generating underwriting profits and are reviewed annually.

The cash incentive bonus pools are paid at the discretion and approval of the Compensation Committee. As a matter of practice, formulas for the accrual of bonus pools for each of the holding company and the insurance subsidiaries are established annually and approved by the Compensation Committee. The Board of Directors annually reviews and accepts the Company’s budget which includes bonus accruals using the formula approved by the Compensation Committee. The

Compensation Committee has the ability to judgmentally adjust the pools, upward or downward, to an amount different than the formula. The actual amount of the bonus pool for the holding company and each of the subsidiaries is set following year-end by the Compensation Committee, taking into account qualitative performance measures that may not be captured in the formulas. For the holding company, the formula for the 2006 bonus pool is based on the Company’s return on average equity. For the insurance subsidiaries, the formula for each 2006 bonus pool is based on the respective insurance company’s pre-tax underwriting profit prior to the effects of the intercompany reinsurance pooling agreement. For 2006, the bonus pools were set at the formula amount. These bonus practices are not pursuant to the 2005 Incentive Plan. The President is responsible for making recommendations as to the amount of the pools to the Compensation Committee during the budgeting process and, again, following the close of the fiscal year.

The actual amount of bonuses awarded to named executive officers are payable at the discretion of the Board of Directors. The President recommends individual bonus awards for all named executive officers, other than the President, to the Compensation Committee. The Compensation Committee evaluates and approves any such individual award and makes a recommendation to the Board of Directors, which has the ultimate responsibility for determining and approving executive bonuses. In determining the amount of the cash bonus to be paid to the named executive officers for 2006, the Compensation Committee considered, in its judgment, among other things, the amount of the bonus pool and the individual executive’s performance over the past fiscal year. Historically, certain named executive officers have not received a bonus. For example, in 2005, neither the Company’s President and Chief Executive Officer nor the President of James River Management Company, Inc. received a cash bonus.

Currently, any cash incentives paid to holding company named executive officers are paid in full in the fiscal year in which the bonus is approved. For cash bonuses awarded to insurance subsidiary named executive officers, two thirds of the reward is paid in the fiscal year in which the bonus is approved and one third is paid the following fiscal year. These bonus payout practices are consistent with the bonus payout practices in place for non-executive employees at the holding company and operating units, as applicable. The payment practices at the operating units are designed to encourage employee retention.

Long-Term, Equity-Based Incentives

The goal of equity-based incentives is to provide a means through which the Company may retain skilled individuals and to provide a means whereby those individuals, upon whom the responsibilities of the successful administration and management of the Company are of importance, can acquire and maintain stock ownership, reinforcing their concern for the welfare of the Company over the long-term. Equity grants are made at the discretion of the Compensation Committee pursuant to the 2005 Incentive Plan. Though the Compensation Committee may use restricted stock awards, restricted stock units and other equity-based incentives, to date, it has used stock options as its primary means of encouraging long-term commitment to the Company. Because the value of an option changes in correlation to the Company’s stock price, the Company believes that this is the best means to align executive and shareholder interests for the long-term.

At management’s recommendation, the Compensation Committee has elected to make all options granted to date pursuant to the 2005 Incentive Plan non-qualified incentive stock options (NQSO). NQSOs provide for greater tax benefits to the Company as well as greater ease of option administration. The President judgmentally determines the number of awards to be granted to a prospective optionee other than himself and makes a recommendation to the Compensation Committee. The Compensation Committee has the ultimate authority for granting options.

Each option granted during 2006 was issued at an exercise price greater than or equal to the opening market price of the Company’s common stock on the date of grant at the discretion of the Compensation Committee. During 2006, the Compensation Committee granted options during black out periods (periods in which trades of our common stock or cashless exercises of options are not permitted since insiders are deemed to have material, non-public information). In each such circumstance however, the effective date of the option grant was subsequent to the end of the black out period, and the exercise price was determined based on the opening stock market price on the effective date of grant.

In November 2006, the Board adopted a policy on stock option grants. Pursuant to this policy, (i) the Compensation Committee will make all future option awards at its regularly scheduled meetings during the first or third quarters of the fiscal year, except stock option grants made pursuant to J. Adam Abram’s employment agreement, which are governed by the terms thereof, (ii) no such option award approvals shall be made by unanimous consent, (iii) the exercise price of any stock option shall be no less than fair market value of the Company’s common stock on the grant date, (iv) “fair market value” shall mean the closing price of the Company’s common stock on the date of grant; and (v) the grant date shall be the date of the meeting at which the grant was approved by the Committee and all terms are known; provided however, that if such meeting falls outside of a “trading window” or within a special blackout period under the Company’s Policy on Insider Trading and Tipping, then the grant date shall be the date which is the first trading day following the (a) opening of the trading window or (b) the end of the special black out period.

Options are generally awarded to key employees with the majority of such options being awarded to named executive officers. The terms of such options are generally the same for named executive officers as they are for non-executives. As options become fully vested, the Compensation Committee may consider the need to grant additional options to named executive officers. The President generally recommends the quantity of options to be granted to other named executive officers. Such award is judgmentally determined based on the value of the underlying stock, qualitative factors regarding the executive’s performance, historical option grants to the executive as well as relative to other named executive officers, the potential retention benefit from the grant, the financial statement impact of the option grant and the named executive officer’s total compensation as indicated in the tally sheet. In the event of termination for cause, all rights granted pursuant to previously issued option awards are forfeited.

While the Compensation Committee oversees the administration of the Company’s equity based plans, it delegates responsibility of the actual bookkeeping and accounting functions to the Company. In addition, from time to time, the Compensation Committee delegates authority to the Chief Financial Officer to quantify the number of options, based on the actual common stock price, to be granted when the Committee has approved an award value.

Post-Employment Agreements

The Company uses employment agreements to encourage loyalty to the Company and to deter certain named executive officers from sharing details of the Company’s business practices with competitors and from soliciting current employees away from the Company. In exchange for these commitments by the executive, the Company offers post-termination salary, bonus and benefits to the named executive officer for periods ranging from 12 to 36 months depending on the level of the executive and the nature of the termination. In the event a named executive officer is terminated for cause or disability or the executive elects to terminate his employment without good reason (as defined), then the Company generally offers no post-termination benefits. In the event an executive is terminated without cause or for performance, the executive terminates with good reason (as defined), or the Company permits the agreement to expire, then the Company offers the continuation of certain salary, bonus and benefits. The trigger events are set to align the executive’s incentives with creating shareholder value even in instances where an executive’s continued employment may be at issue. Such instances may include a merger, sale or strategic partnership with another company.

The President’s employment agreement includes a special provision for stock option awards. This provision is provided since the President is primarily responsible for driving the growth and profitability of the Company.

Other Benefits Available to Named Executive Officers

The Company offers a defined contribution plan which is generally available to all employees. Pursuant to this plan, an employee’s contributions are matched dollar for dollar up to 6% of said employee’s gross compensation, subject to certain regulatory limitations. In addition, the Company offers a cafeteria plan of medical and dental benefits which are also generally available to all employees. The Company and the employee share in the cost of these benefits. There are no special provisions for named executive officers in any of these plans.

Tax Deductibility Under Section 162(m)

Internal Revenue Code Section 162(m) limits certain forms of compensation, such as non-performance based compensation, in excess of $1,000,000 paid to any individual. While the Compensation Committee believes that it is in the best interest of the Company to satisfy the requirements for deductibility under Section 162(m), there may be circumstances in which the Company’s interests may be better served by foregoing a tax deduction in favor of compensation that may not be deductible.

Compensation Program Review

In late 2005, the Compensation Committee engaged an independent consulting firm to review certain compensation at the Company. The review was completed in 2006. The consultants assisted the Compensation Committee in better defining the roles and responsibilities of the Compensation Committee, the Board of Directors and management in the compensation process; conducted a competitive market assessment for the compensation of the President and analyzed long term incentive compensation for the President. Management assisted the consultant by providing an overview of the certain practices and operating procedures at the Company and providing compensation data as requested by the consultant for its analysis. As a result of this process, the Board of Directors adopted modifications to the Compensation Committee Charter and modified the salary of the President.

2006 Named Executive Officer Compensation

To establish 2006 compensation for the Company’s named executive officers, including the President, the Compensation Committee considered individual roles, responsibilities and performance, pre-tax underwriting profits, return on equity, compensation paid in the prior year and with respect to named executive officers other than the President, the recommendations of the President. For named executive officers at the Company’s insurance subsidiaries, the Compensation Committee also considered the financial performance of the respective subsidiary. To the extent applicable, the Compensation Committee took into account the terms of the executive’s employment agreement. Principal elements in determining compensation of the individual named executive officers are reflected as follows.

J. Adam Abram, President and Chief Executive Officer. In addition to its evaluation of Mr. Abram’s performance during the year in determining Mr. Abram’s salary, bonus and long-term incentives for the year, the Compensation Committee considered the report of the compensation consultant. The base salary increase for Mr. Abram was consistent with the recommendation by the consultant. The cash bonus was judgmentally determined based on a review of Mr. Abram’s performance and on the bonus pool for the holding company.

Michael T. Oakes, Chief Financial Officer. In January 2006, Mr. Oakes’ salary was increased based on the recommendation of the Chief Executive Officer. The recommendation was based on an analysis of chief financial officer salaries at companies considered similar to the Company as published in industry guides. Mr. Oakes’ annual cash bonus was judgmentally determined based on a review of his performance and on the bonus pool for the holding company.

Gregg T. Davis, Executive Vice President – Finance and Treasurer. Mr. Davis joined the Company in April 2006. His base salary was determined based on his responsibilities, experience and compensation for comparable executives. In addition, Mr. Davis was granted stock options as long-term incentive compensation. His option award was judgmentally determined at an amount which would provide him with the potential increase in value that would be associated with approximately $1,137,500 invested in the Company, an amount generally consistent with awards to comparable executives within the Company. Mr. Davis has an employment agreement whose terms are comparable with other executive vice presidents at the holding company. Mr. Davis’ annual bonus was judgmentally determined based on a review of his performance and the bonus pool for the holding company.

Michael P. Kehoe, President and Chief Executive Officer of James River Management Company, Inc. Mr. Kehoe’s base salary was increased in January 2006 based on the recommendation of the Chief Executive Officer. The recommendation was based on an analysis of senior operating executive salaries at companies considered similar to the Company as published in industry guides. Mr. Kehoe’s annual cash bonus was judgmentally determined based on a review of his performance and on the bonus pool for the Excess and Surplus Insurance segment.

C. Kenneth Mitchell, President and Chief Executive Officer of Stonewood Insurance Management Company, Inc. During 2006, the Compensation Committee reduced Mr. Mitchell’s base salary in exchange for additional stock options in an effort to bring Mr. Mitchell’s compensation package in line with other company executives. The value of the awarded stock options vesting in any one year when combined with his new salary were equal to his salary before the change, adjusted to include a 4% cost of living increase. Mr. Mitchell’s annual cash bonus was judgmentally determined based on a review of his performance and the bonus pool for the Workers’ Compensation Insurance segment.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for the fiscal year ended December 31, 2006 with the Company’s management. Based on this review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and the Company’s 2007 Proxy Statement.

Submitted by the Compensation Committee:

Richard W. Wright, Chairman

Alan N. Colner

A. Wellford Tabor

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Colner, Tabor and Wright served as members of our Compensation Committee during 2006. None of our Compensation Committee members and none of our executive officers have had a relationship that would constitute an interlocking relationship with executive officers or directors of another entity. In addition, none of our Compensation Committee members and none of our executive officers have had a relationship with executive officers or directors of another entity that would constitute insider participation in compensation decisions, except for Mr. Tabor’s relationship with one of the Company’s brokers in 2006. See “Certain Relationships and Transactions with Related Persons” for a description of Mr. Tabor’s relationship with one of the Company’s brokers.

SUMMARY COMPENSATION TABLE

The following table sets forth certain information concerning the total compensation paid to or earned during the fiscal year ended December 31, 2006 by our principal executive officer, principal financial officer and our three other highest paid executive officers, all of whom we refer to herein as our “named executive officers”.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(a)(b)	All Other Compensation ($)	Total ($)

J. Adam Abram	2006	$518,750	$726,047	$532,247	$13,200(c)	$1,790,244
President and Chief Executive Officer
Michael T. Oakes	2006	320,000	422,426	102,636	13,200(c)	858,262
Executive Vice President and Chief Financial Officer
Gregg T. Davis	2006	194,792	275,000	87,013	50,804(d)	607,609
Executive Vice President – Finance and Treasurer
Michael P. Kehoe	2006	300,000	772,072	41,055	13,200(c)	1,126,327
President and Chief Executive Officer, James River Management Company, Inc.
C. Kenneth Mitchell	2006	356,708	100,000	33,598	13,200(c)	503,506
President and Chief Executive Officer, Stonewood Insurance Management, Inc.

(a)

Reflects total compensation cost of award over the requisite service period as recorded in the Company’s 2006 consolidated income statement excluding the effects of forfeiture assumptions, as prescribed by Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (FAS123R).

(b)	There were no forfeitures during fiscal 2006. See the 2006 Annual Report on Form 10-K for a discussion of valuation assumptions.
(c)	All other compensation consists of: 2006 – $13,200 for 401(k) match.
(d)	All other compensation consists of: 2006 – $9,625 for 401(k) match and $41,179 of relocation expenses, $8,327 of which relates to income tax gross-ups.

For a description of determinations made by us with respect to the foregoing compensation, see “Compensation Discussion and Analysis” and “Employment Agreements and Potential Post-Employment Payments”.

2006 OPTION EXERCISES AND STOCK VESTED

Named Executive Officer	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)

J. Adam Abram	30,000	$603,300
Michael T. Oakes	–	–
Gregg T. Davis	–	–
Michael P. Kehoe	–	–
C. Kenneth Mitchell	–	–

2006 GRANTS OF PLAN-BASED AWARDS

			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Closing Market Price on Date of Grant	Grant Date Fair Value of Stock and Option Awards (a)
Named Executive Officer	Grant Date	Compensation Committee Action Date	Threshold (#)	Target (#)	Maximum (#)

J. Adam Abram	–	–	–	–	–	–	$–	$–	$–
Michael T. Oakes	–	–	–	–	–	–	–	–	–
Gregg T. Davis	5/5/06	4/26/06	–	–	–	40,000	25.00	24.88	472,048
	5/5/06	4/26/06	–	–	–	5,000	27.50	24.88	55,083
Michael P. Kehoe	–	–	–	–	–	–	–	–	–
C. Kenneth Mitchell	9/7/06	8/21/06	–	–	–	12,583	28.08	28.11	164,514

(a)	Reflects total compensation cost of award over the life of the option, as prescribed by FAS 123R, excluding the effects of estimated forfeitures.

All options granted during 2006 to the named executive officers were granted under the 2005 Incentive Plan. Options vest at the rate of approximately 25% per year and have terms of ten years from the date of grant, but may terminate before their expiration dates if the optionee’s status as an employee is terminated or upon the optionee’s death or disability.

Prior to November 2006, the Company’s practice was to grant option awards at a fair market value based upon the opening stock price on the date of grant. Based on this practice, the exercise price of each option granted in 2006 was equal to or greater than the fair market value at the date of the grant. In November 2006, the Board adopted a policy on stock option grants whereby fair market value for all future option awards will be based upon the closing stock price on the date of the grant. For each 2006 option award, the date on which the Compensation Committee approved the option award preceded the grant date. For Mr. Davis, the Compensation Committee action date was during a black out window, and accordingly, Mr. Davis’ option award was not effective until the trade window opened. The actions taken by the Compensation Committee related to Mr. Mitchell involved changes to Mr. Mitchell’s employment agreement, and thus was subject to Board approval to become effective. See “Compensation Discussion and Analysis” for more information.

OUTSTANDING EQUITY AWARDS AT 2006 FISCAL YEAR-END

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercisable Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date

J. Adam Abram	274,545	101,515	–	$10.00	5/14/13
	56,565	56,565	–	10.00	3/24/14
	3,555	3,555	–	12.50	12/16/14
	54,723	164,172	–	18.00	8/7/15
	8,771	26,313	–	21.00	9/12/15
Michael T. Oakes	44,250	44,250	–	10.00	4/18/14
	12,500	37,500	–	18.00	8/7/15
Gregg T. Davis	–	40,000	–	25.00	5/4/16
	–	5,000	–	27.50	5/4/16
Michael P. Kehoe	182,722	60,908	–	10.00	5/14/13
	5,000	15,000	–	18.00	8/7/15
C. Kenneth Mitchell	40,000	40,000	–	10.00	3/24/14
	2,500	7,500	–	18.00	8/7/15
	–	12,583	–	28.08	9/6/16

All of the foregoing options (granted on 5/15/03, 3/25/04, 4/19/04, 12/17/04, 8/8/05, 9/13/05, 5/5/06 and 9/7/06) vest and become exercisable in four equal installments, subject to rounding, on the first, second, third and fourth anniversary of the respective grant date. All options granted to date expire on the day prior to the tenth anniversary of their grant.

EMPLOYMENT AGREEMENTS AND POTENTIAL POST-EMPLOYMENT PAYMENTS

J. Adam Abram

In November 2002, we entered into an employment agreement with J. Adam Abram, our President and Chief Executive Officer, and amended the agreement on September 4, 2003. The agreement has an initial term of three years and automatically renews for three year terms thereafter unless written notice not to extend the term is provided by us or Mr. Abram at least 180 days prior to the end of the term. Mr. Abram’s current annual base salary is $550,000 and he is eligible to receive discretionary bonuses as our Board may determine. Within 180 days after the close of each of our fiscal years, the Board will review Mr. Abram’s performance during such fiscal year and decide whether to raise Mr. Abram’s base salary and award any discretionary bonus. Mr. Abram may also participate in benefit plans generally available to our executive employees.

Upon the assent of 75% of the members of our Board (excluding Mr. Abram), we may terminate the agreement for cause (as defined in the agreement) and for performance if our operating results fail to meet certain operating targets. Mr. Abram is not permitted to participate in Board votes relating to his employment. We may also terminate the agreement without cause or upon disability and may permit the agreement to expire at the end of a term. Mr. Abram may terminate the agreement for good reason (as defined in the agreement), resign or permit the agreement to expire at the end of a term.

If we terminate the agreement without cause or permit the term to expire (in either case other than for business performance), or if Mr. Abram terminates the agreement for good reason, Mr. Abram is entitled to his base salary for 36 months, continuation of benefits for 12 months and any discretionary bonus owed on his last day of employment. If we terminate the agreement for performance, Mr. Abram is entitled to his base salary for 18 months, continuation of benefits for 12 months and any discretionary bonus owed on his last day of employment. If we terminate the agreement for cause or disability, or if Mr. Abram resigns without good reason or permits the term to expire, we have no further obligations to Mr. Abram, except as provided in any stock option or bonus or incentive plan.

In addition, in certain circumstances, we are obligated to grant options to purchase our common stock (5% Options) to Mr. Abram equal to 5% of the total number of shares of common stock or securities convertible into common stock offered by us in equity financing transactions, until invested equity capital equals or exceeds $250 million. The exercise price per share of any such grant will be equal to the fair market value of the Company’s common stock on the closing of the financing transaction. As of March 2, 2007, invested equity capital was approximately $171.8 million.

Effective August 12, 2005, this agreement was amended to impose a condition on the 5% Options. Accordingly, any 5% Option (other than those in connection with the exercise of the underwriters’ over-allotment option with respect to the Company’s initial public offering) will be subject to the condition that the Company’s cumulative return on equity (Cumulative ROE) exceeds 10%. For this purpose, Cumulative ROE is calculated as reported net income from June 30, 2005 to the end of the fiscal quarter immediately preceding the closing of such financing transaction, divided by the average of $176,765,645 and reported stockholders’ equity at the end of the fiscal quarter immediately preceding the closing of such financing. In the event that a financing transaction would have given rise to options but for the fact that the Cumulative ROE did not exceed 10% and a future financing results in the grant of a 5% Option, an additional 5% Option will be granted based on the number of shares issued or issuable in the relevant prior financing transaction, at an exercise price per share equal to the fair market value of the Company’s common stock at the time additional option is granted. The agreement also subjects Mr. Abram to confidentiality, non-competition and non-solicitation covenants.

Michael T. Oakes

In April 2005, we entered into an employment agreement with Michael T. Oakes, our Executive Vice President and Chief Financial Officer. The agreement has an initial term of three years and automatically renews for three year terms thereafter unless written notice not to extend the term is provided by us or Mr. Oakes at least 180 days prior to the end of the term. Mr. Oakes’ annual base salary is currently $336,000, and he is eligible to receive discretionary bonuses as our Board may determine. Within 180 days after the close of each of our fiscal years, the Board shall review Mr. Oakes’ performance during such fiscal year and decide whether to raise Mr. Oakes’ base salary and award any discretionary bonus. Mr. Oakes may also participate in benefit plans generally available to our executive employees.

We may terminate the agreement for cause (as defined in the agreement), without cause (which may be for business performance or for any other reason), upon disability and may permit the agreement to expire at the end of a term. Mr. Oakes may terminate the agreement for good reason (as defined in the agreement), resign or permit the agreement to expire at end of a term.

If we terminate the agreement without cause or permit the term to expire (in either case other than for business performance), or Mr. Oakes terminates the agreement for good reason, Mr. Oakes is entitled to his base salary for 36 months, continuation of benefits for 12 months and any discretionary bonus owed on his last day of employment. If we terminate the agreement for performance, Mr. Oakes is entitled to his base salary for 18 months, continuation of benefits for 12 months and any discretionary bonus owed on his last day of employment. If we terminate the agreement for cause or disability, or Mr. Oakes resigns without good reason or permits the term to expire, we have no further obligations to Mr. Oakes, except as provided in any stock option or bonus or incentive plan. The agreement also subjects Mr. Oakes to confidentiality, non-competition and non-solicitation covenants.

Gregg T. Davis

In April 2006, we entered into an employment agreement with Gregg T. Davis, our Executive Vice President – Finance and Treasurer. The agreement has an initial term of three years and automatically renews for three year terms thereafter unless written notice not to extend the term is provided by us or Mr. Davis at least 180 days prior to the end of the term. Mr. Davis’ annual base salary is currently $275,000 and he is eligible to receive discretionary bonuses as our Board may determine. Within 180 days after the close of each of our fiscal years, the Board shall review Mr. Davis’ performance during such fiscal year and decide whether to raise Mr. Davis’ base salary and award any discretionary bonus. Mr. Davis may also participate in benefit plans generally available to our executive employees.

We may terminate the agreement for cause (as defined in the agreement), without cause (which may be for business performance or for any other reason), upon disability and may permit the agreement to expire at the end of a term. Mr. Davis may terminate the agreement for good reason (as defined in the agreement), resign or permit the agreement to expire at end of a term.

If we terminate the agreement without cause or permit the term to expire (in either case other than for business performance), or Mr. Davis terminates the agreement for good reason, Mr. Davis is entitled to his base salary for 36 months, continuation of benefits for 12 months and any discretionary bonus owed on his last day of employment. If we terminate the agreement for performance, Mr. Davis is entitled to his base salary for 18 months, continuation of benefits for 12 months and any discretionary bonus owed on his last day of employment. If we terminate the agreement for cause or disability, or Mr. Davis resigns without good reason or permits the term to expire, we have no further obligations to Mr. Davis, except as provided in any stock option or bonus or incentive plan. The agreement also subjects Mr. Davis to confidentiality, non-competition and non-solicitation covenants.

Michael P. Kehoe

In November 2002, James River Management Company, Inc. entered into an employment agreement with Michael P. Kehoe, its President and Chief Executive Officer. The agreement has an initial term of three years and automatically renews for three year terms thereafter unless written notice not to extend the term is provided by James River Management or Mr. Kehoe at least 180 days prior to the end of the term. Mr. Kehoe’s annual base salary is currently $315,000, and he is eligible to receive discretionary bonuses as the Board may determine. Within 180 days after the close of each of James River Management’s fiscal years, the Board shall review Mr. Kehoe’s performance during such fiscal year and decide whether to raise Mr. Kehoe’s base salary and award any discretionary bonus. Mr. Kehoe may also participate in benefit plans generally available to James River Management’s executive employees.

James River Management may terminate the agreement for cause (as defined in the agreement), without cause, for performance if James River Management’s operating results fail to meet certain budgetary targets, upon disability and may permit the agreement to expire at the end of a term. Mr. Kehoe may terminate the agreement for good reason (as defined in the agreement), resign or permit the agreement to expire at end of a term.

If James River Management terminates the agreement without cause or permits the term to expire, or Mr. Kehoe terminates the agreement for good reason, Mr. Kehoe is entitled to his base salary for 18 months, continuation of benefits for 18 months, and any discretionary bonus owed on his last day of employment. If James River Management terminates the agreement for performance, Mr. Kehoe is entitled to his base salary for 12 months, continuation of benefits for 12 months, and any discretionary bonus owed on his last day of employment. If James River Management terminates the agreement for cause or disability, or Mr. Kehoe resigns without good reason or permits the term to expire, James River Management has no further obligations to Mr. Kehoe, except as provided in any stock option or bonus or incentive plan. The agreement also subjects Mr. Kehoe to confidentiality, non-competition and non-solicitation covenants.

C. Kenneth Mitchell

In October 2003, Stonewood Insurance Management Company, Inc. entered into an employment agreement, which was amended October 1, 2006, with C. Kenneth Mitchell, its President and Chief Executive Officer. The agreement has an initial term of three years and automatically renews for three year terms thereafter unless written notice not to extend the term is provided by Stonewood Insurance Management or Mr. Mitchell at least 180 days prior to the end of the term. Mr. Mitchell’s annual base salary is currently $334,208, and he is eligible to receive discretionary bonuses as the Board may determine. Within 180 days after the close of each of Stonewood Insurance Management’s fiscal years, the Board shall review Mr. Mitchell’s performance during such fiscal year and decide whether to raise Mr. Mitchell’s base salary and award any discretionary bonus. Mr. Mitchell may also participate in benefit plans generally available to Stonewood Insurance Management’s executive employees.

Stonewood Insurance Management may terminate the agreement for cause (as defined in the agreement), without cause, for performance if Stonewood Insurance Management’s operating results fail to meet certain budgetary targets, upon disability and may permit the agreement to expire at the end of a term. Mr. Mitchell may terminate the agreement for good reason (as defined in the agreement), resign or permit the agreement to expire at end of a term.

If Stonewood Insurance Management terminates the agreement without cause or permits the term to expire, or Mr. Mitchell terminates the agreement for good reason, Mr. Mitchell is entitled to his base salary for 18 months, continuation of benefits for 18 months, and any discretionary bonus owed on his last day of employment. If Stonewood Insurance Management terminates the agreement for performance, Mr. Mitchell is entitled to his base salary for 12 months, continuation of benefits for 12 months, and any discretionary bonus owed on his last day of employment. If Stonewood Insurance Management terminates the agreement upon disability, Mr. Mitchell is entitled to his base salary for 12 months and continuation of benefits for 12 months. If Stonewood Insurance Management terminates the agreement for cause or Mr. Mitchell resigns without good reason or permits the term to expire, Stonewood Insurance Management has no further obligations to Mr. Mitchell, except as provided in any stock option or bonus or incentive plan. The agreement also subjects Mr. Mitchell to confidentiality, non-competition and non-solicitation covenants.

Potential Post-Employment Payments

The following tables summarize potential post-employment payments payable to the Company’s named executive officers in the event of a hypothetical triggering event. In each case, the triggering event is assumed to have occurred on December 29, 2006, the last business day of the Company’s fiscal year, and is based on the closing stock price of the Company’s common stock on that date of $32.32.

The following table summarizes the value of post-employment payments in various circumstances. There are no post-employment payments when the Company terminates an employment agreement with a named executive officer for cause, other than any unpaid vacation that would be paid as a matter of Company practice. The employment agreements currently in place do not contemplate any tax gross-ups related to post-employment benefits.

Named Executive Officer	Company Terminates Employment Agreement (a) Without Cause or (b) Permits the Term to Expire or Employee Terminates with Good Reason	Company Terminates Employment Agreement for Disability	Executive Terminates Employment Agreement (a) Without Good Reason or (b) Allows Term to Expire		Company Terminates for Performance

J. Adam Abram	$1,731,200	$0(a)	$	*(a)	$906,200
Michael T. Oakes	1,011,546	0(a)		*(a)	531,546
Gregg T. Davis	874,671	0(a)		*(a)	462,171
Michael P. Kehoe	505,864	0(a)		0(a)	349,742
C. Kenneth Mitchell	537,141	345,754(a)		0(a)	364,264

* Provision is not applicable to employment agreement.

(a) Amounts do not reflect any unpaid vacation that would be paid to the Executive as a matter of Company practice.

Change in Control Payments

In the event of a change in control of the Company (a “Change in Control”), as defined by the option agreements representing options awarded pursuant to the 2005 Incentive Plan, unexercised outstanding options shall immediately vest. A Change in Control shall be deemed to occur if: (i) there shall have occurred a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended, as in effect on the date of the agreement, whether or not the Company is then subject to such reporting requirement, provided, however, that the foregoing event shall not be deemed to be a Change in Control if immediately prior to such transaction the participant or an entity of which the participant is an executive officer, director or more than five percent equity holder is, directly or indirectly, one of the new controlling parties; or (ii) the Company has merged or consolidated with, or sold substantially all of its assets to, another company, provided, however, that the foregoing event shall not be deemed to be a Change in Control if immediately prior to such transaction the participant is an executive officer, director or more than five percent equity holder of the other party to the transaction or of any entity directly or indirectly controlling that party to the transaction. Notwithstanding the foregoing, in the event of a termination of the participant’s employment or directorship in such successor company within 24 months following such Change in Control for any reason other than Cause (as defined by the agreement), unexercised options granted pursuant to the 2005 Incentive Plan outstanding at the time of the Change in Control shall vest as of the day preceding the date of termination.

The following table summarizes the value of unvested options held by each named executive officer that would immediately vest in the event of a hypothetical Change in Control as of December 31, 2006:

Named Executive Officer	Value of Options Vesting Upon Change in Control

J. Adam Abram	$2,648,806
Michael T. Oakes	537,000
Gregg T. Davis	316,900
Michael P. Kehoe	214,800
C. Kenneth Mitchell	160,752

2006 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	All Other Compensation ($)	Total ($)

Richard W. Wright	$50,000	$–	$40,000	$90,000
J. Adam Abram	–	–	–	–
Matthew Bronfman	24,500	–	–	24,500
Alan N. Colner	28,500	–	–	28,500
Joel L. Fleishman	32,000	–	–	32,000
Dallas W. Luby	29,500	–	–	29,500
John T. Sinnott	26,000	–	–	26,000
Michael H. Steinhardt	21,500	–	–	21,500
A. Wellford Tabor	27,000	–	–	27,000
James L. Zech	32,500	–	–	32,500
Nicolas D. Zerbib	32,000	–	–	32,000

Directors who are also employees of the Company do not receive compensation for serving as directors. Non-employee directors receive an annual retainer in the amount of $20,000, and the Chairman of the Board receives an additional $20,000 annual retainer. Retainer fees are paid quarterly in arrears. Non-employee directors also receive cash compensation for full Board and committee meetings not held in conjunction with a Board meeting, as follows: Board of Directors - $1,500; Audit Committee - $1,000; and all other committees - $500. We also reimburse our directors (including employee directors) for reasonable out-of-pocket expenses incurred in connection with their service as directors.

Our directors are eligible to receive non-qualified stock options and other equity-based awards under the 2005 Incentive Plan, when and if determined by the Compensation Committee.

We have an agreement with our Chairman of the Board whereby Mr. Wright receives an annual fee of $40,000, payable monthly, for his consulting services. This agreement may be terminated by either party upon 90 days written notice.

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS

RELATED PERSON TRANSACTIONS

Investment Advisory Services

Beginning in 2003, we contracted with two investment advisory firms to manage our investment portfolio. We pay the same fees, which are based on the average invested assets managed by each respective firm, under both contracts. Matthew Bronfman, a director, is a partner with Earnest Partners LLC, one of these firms. In 2006, we incurred expenses of $153,402 under the agreement with Earnest Partners.

Broker Relationship

Mr. Tabor, a director, is also a director and 0.009% indirect owner of a company that produced 7.3% of the Company’s direct written premiums in 2006. Commissions incurred to this broker for the year ended December 31, 2006 were paid under the same terms as the Company’s other brokers and at commission rates comparable to the Company’s other brokers.

DIRECTOR INDEPENDENCE

The Board has evaluated director independence under the rules of the NASDAQ Global Market and in its judgment, concluded that each director, except Mr. Abram, is independent under such rules. In making such evaluations, the Board considered beneficial ownership of our common stock of each director as well as the relationships summarized below:

Director	Independence Status	Relationships Considered

J. Adam Abram	Not Independent	A
Matthew Bronfman	Independent	C
Alan N. Colner	Independent
Joel L. Fleishman	Independent	B
Dallas W. Luby	Independent
John T. Sinnott	Independent
Michael H. Steinhardt	Independent	B
A. Wellford Tabor	Independent	C,E
Richard W. Wright	Independent	D
James L. Zech	Independent
Nicolas D. Zerbib	Independent	E

Legend to relationships considered:

A –	Mr. Abram is President and Chief Executive Officer of the Company.
B –	Overlapping directorships in private entities.
C –	Relationships described under “Certain Relationships and Transactions with Related Persons – Related Person Transactions”.
D –	Mr. Wright has a consulting agreement with the Company pursuant to which he receives $40,000 per year for services related to his position as Chairman.
E –	An affiliate of the director is an agent or wholesaler for the Company and produced less than 1% of the Company’s 2006 direct written premiums.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who own more than ten percent of our outstanding equity securities to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish us with copies of all such forms they file. During 2006, based solely on our review of the forms we have received or representations made to us, we believe that all of our directors, executive officers and greater than ten percent beneficial owners filed on a timely basis the reports required by Section 16(a) of the Exchange Act except as follows: (a) Steven J. Tynan, a greater than 10% stockholder, filed one late Form 4 reporting one transaction and (b) Director Bronfman filed one late Form 4 reporting one transaction.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2006 with the Company’s management and Ernst & Young LLP, the Company’s independent registered public accounting firm. Management is primarily responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles and internal control over financial reporting. Ernst & Young LLP is responsible for performing an independent audit of the financial statements in accordance with generally accepted auditing standards and for expressing opinions on the conformity of the financial statements with accounting principles generally accepted in the United States.

The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, and has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Audit Committee has also considered whether the provision of non-audit services (none of which related to financial information systems design or implementation) by Ernst & Young LLP is compatible with maintaining independence and has discussed with Ernst & Young LLP their independence, including the lead audit partner’s term of participation on the engagement.

In reliance on its reviews and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee:

James L. Zech, Chairman

Joel L. Fleishman

Dallas W. Luby

Nicolas D. Zerbib

PROPOSAL 2 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In connection with the audit of our financial statements and internal control over financial reporting for fiscal 2007, the Audit Committee has appointed Ernst & Young LLP, which has served as the Company’s independent registered public accounting firm since fiscal year 2002, as the Company’s independent registered public accounting firm.

Although the Company is not required to submit this appointment to a vote of the stockholders, the Audit Committee believes it appropriate as a matter of policy. If the stockholders do not ratify this appointment, the Audit Committee will investigate the reasons for the rejection and consider other independent registered public accounting firms. Even if the appointment is ratified, the Audit Committee in its discretion may appoint a different independent auditor at any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, to have the opportunity to make a statement if desired and to be available to respond to appropriate questions from stockholders.

PRINCIPAL ACCOUNTING FIRM FEES AND SERVICES

The following table sets forth the aggregate fees billed for Ernst & Young LLP services for fiscal years 2006 and 2005:

Description of Services	2006	2005

Audit Fees (a)	$900,342	$922,136
Audit-Related Fees (b)	2,500	9,912
Tax Fees	–	–
All Other Fees	–	–
Total	$902,842	$932,048

(a)  Consists principally of fees related to the annual audit of our consolidated financial statements, the annual audit of our insurance subsidiaries’ statutory-basis financial statements, Securities and Exchange Commission regulatory filings, quarterly reviews subsequent to our initial public offering and commencing with fiscal year 2006, attestation services required by Section 404 of Sarbanes-Oxley. Fiscal year 2006 includes $400,000 related to the audit of internal control over financial reporting. For 2005, $523,140 relates to our initial public offering, including related quarterly reviews and comfort letter procedures.

(b)  2005 consists principally of fees for due diligence services and fees related to a routine financial examination by an insurance subsidiary’s domiciliary state insurance department.

An engagement letter for fiscal 2007 has not yet been executed. Historically, however, the Company’s engagement letters with Ernst & Young LLP have subjected the Company to alternative dispute resolution procedures, an exclusion of punitive damages and various other provisions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS THE INDPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2007.

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

For a stockholder proposal to be included in the proxy statement and proxy card for the next annual meeting of stockholders, it must be received by our Secretary at our principal executive offices no later than December 14, 2007, which is 120 calendar days prior to the anniversary of the mailing date for this year’s Annual Meeting. Upon timely receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations governing the solicitation of proxies.

In order for a stockholder to nominate a candidate for director for election or to bring other business before the 2008 annual meeting, we must receive timely notice of the nomination or business in writing not less than 90 nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth day following the date on which notice of the date of the annual meeting was mailed to stockholders or made public, whichever comes first. The notice must set forth as to each matter proposed to be brought before the meeting:

•

A brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the meeting (For a director candidate to be recommended, this should include the name, age and address of the candidate as well as a summary of the candidate’s qualifications to be director of the Company, including the candidate’s educational background, occupation, employment history and related experience; and the candidate’s written consent to be named as a director if selected by the Nominating and Corporate Governance Committee and nominated by the Board);

•	The stockholder’s name, record address, number of shares owned beneficially or of record, together with evidence reasonably satisfactory to the Secretary of such beneficial ownership;
•

A description of any arrangements or understandings between the stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business; and

•	A representation that the stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

In each case, notice must be sent to Secretary, James River Group, Inc., 300 Meadowmont Village Circle, Suite 333, Chapel Hill, North Carolina 27517. The above time limits also apply in determining whether notice is timely for purposes of rules adopted by the Securities and Exchange Commission relating to the exercise of discretionary voting authority.

OTHER MATTERS

The Company does not intend to bring before the Annual Meeting any matters other than the proposals specifically described above and knows of no matters other than those to come before the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with the recommendation of the Company’s management on such matters, including any matters dealing with the conduct of the meeting.

JAMES RIVER GROUP, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 17, 2007

The undersigned hereby appoints J. Adam Abram and Michael T. Oakes, and each of them, with power of substitution, as proxies of the undersigned, to attend the Annual Meeting of Stockholders of James River Group, Inc. (the "Company"), to be held at the offices of Bryan Cave LLP, 1290 Avenue of the Americas, 35th Floor, New York, NY 10104, on May 17, 2007 at 10:00 a.m., Eastern time, and all adjournments thereof, and to vote, as indicated on the reverse side, the shares of Common Stock of the Company which the undersigned is entitled to vote with all the powers the undersigned would possess if present at the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s).

The undersigned hereby revokes all proxies heretofore given by the undersigned for said meeting. The proxy may be revoked prior to its exercise.

PLEASE DATE AND SIGN ON THE REVERSE SIDE AND

MAIL PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)

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JAMES RIVER GROUP, INC.

ANNUAL MEETING PROXY CARD

The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of directors:

	For	Withhold
01 – Matthew Bronfman	[ ]	[ ]
02 – John T. Sinnott	[ ]	[ ]

2.	Ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2007.

For	[	]	Against [	]	Abstain [	]

3.	In their discretion, to transact other business as may properly come before the meeting or any postponement or adjournment thereof.

__________________________________________________________________________, 2007

Signature	Date

__________________________________________________________________________, 2007

Signature if held jointly	Date

Note: Please sign exactly as your name or names appear hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

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